Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Long-Term Incentive Plan of Systemax Inc. of our reports dated March 17, 2011, with respect to the consolidated financial statements and schedule of Systemax Inc. and the effectiveness of internal control over financial reporting of Systemax Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 12, 2011